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                                                                    EXHIBIT 10.3

September 9, 2004

Dr. Richard B. Wirthlin
2625 Old Orchard Circle
Salt Lake City, Utah 84121

Dear Dr. Wirthlin,

The Board of Directors, our employees, and I are thrilled to formally welcome you to Harris Interactive Inc. (collectively with its affiliates, "Harris"). The following is a brief description of your role and compensation.

Your title will be Director/Founder Wirthlin Worldwide.

You will have duties and authority as may from time to time be specified by the Board of Directors of Harris and mutually agreed by you; provided, however, that your position, authority, duties, and responsibilities shall be consistent with those of a senior strategic advisor and founder of a company purchased by Harris. Among others, you will provide reasonable cooperation, guidance, and assistance to Harris in its integration of its acquisition of Wirthlin Worldwide, Inc. ("Wirthlin") and in the transition and maintenance of the goodwill of Wirthlin for Harris. You will not be required to devote full time efforts to the performance of your duties hereunder, but shall devote a reasonable amount of effort in a manner that will faithfully and diligently further the business and interests of Harris. Harris acknowledges that you have unfettered rights to: (i) publish, lecture and teach (provided that such activities do not violate any written obligation of confidentiality you have to Harris and cannot reasonably be expected to have a negative impact on the public perception or good will of Harris), and (ii) provide services to, support, or otherwise be involved (by investment and/or otherwise) with Wirthlin Worldwide Consulting, LLC provided that such activities do not violate agreements between Wirthlin Worldwide Consulting, LLC and Harris.

Your annual salary will be $100,000, payable in accordance with standard Harris payroll practices. You also will be entitled to participate in the Company's employee benefit programs from time to time provided for senior executives generally, provided that you are otherwise eligible to participate in such plans.

You have been elected as a member of Class III of the Board of Directors of Harris, effective September 9, 2004. The Nominating Committee of the Board of Directors has agreed to re-nominate you as a director for election by the Harris stockholders at the Company's annual meeting in 2005, subject, however, to the fiduciary obligations of the Committee and your compliance with policies applicable to all directors of the Company. You will not be entitled to compensation for services as a director applicable only to non-employee directors of Harris, but will be reimbursed for your reasonable expenses incurred in connection therewith.

Your employment will be "at will" and Harris reserves the right to terminate your employment at any time; provided, however, that Harris will continue your salary and benefits for ninety (90) days after the date you are given written notice of termination if such termination occurs prior to June 9, 2006.

Please indicate your agreement by signing below and returning this letter to me, in the enclosed postage paid envelope.

It is great to have you on the team.

Sincerely,

/s/ Robert E. Knapp
Robert E. Knapp
Vice Chairman and Chief Executive Officer
Harris Interactive Inc.

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I accept this offer as outlined above.

/s/ Richard B. Wirthlin                    September 9, 2004
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Richard B. Wirthlin                               Date